Exhibit 99.1

Elite Pharmaceuticals Enters into an Exclusive Distribution Agreement with Prasco, LLC and Announces Commercial Launch of Loxapine Capsules

NORTHVALE, N.J. – May 4, 2021 – Elite Pharmaceuticals, Inc. ("Elite" or the “Company") (OTCBB: ELTP) announced today that its distribution and marketing partner Prasco, LLC (“Prasco”), has launched Elite’s generic Loxapine capsules.

Elite entered a license, supply, and distribution agreement (“Agreement”) with Prasco for Elite’s Abbreviated New Drug Application (ANDA) for Loxapine Succinate capsules, 5 mg, 10 mg, 25 mg, and 50 mg (“Loxapine Capsules”). Loxapine is indicated for the treatment of schizophrenia and is currently listed on the FDA drug shortage list.

Prasco will be the exclusive U.S. distributor for Loxapine capsules, which will be marketed under Burel Pharmaceutical’s label. Under the Agreement, Prasco will provide sales, marketing, and distribution for the product, and Elite will manufacture the product.

"Elite is excited to partner with Prasco to launch Loxapine,” said Nasrat Hakim, President and CEO of Elite. “Prasco have the scale, infrastructure, reputation, and expertise to be an excellent partner for the distribution of this product for Elite."

“Prasco is honored to align with Elite Pharmaceuticals in bringing much needed supply to this critical product,”  said Chris Arington, Prasco CEO, “Loxapine tablets will be made available through Prasco’s network of wholesalers and distributors to provide nationwide access for patients.”

About Prasco, LLC

Prasco, is a privately held healthcare company located in Mason, Ohio. Over 50 of the most innovative and trusted pharmaceutical companies have relied on Prasco to bring their products to the US generic marketplace. Prasco is the acknowledged category leader in Authorized Generics, providing patients with high quality products at more affordable prices in over 60,000 US pharmacies. For more information, visit the company's website at  www.prasco.com

About Elite Pharmaceuticals, Inc.

Elite Pharmaceuticals, Inc. is a specialty pharmaceutical company which develops niche generic products. Elite specializes in developing and manufacturing oral, controlled-release drug products. Elite owns multiple generic products which have been licensed to Lannett Company, Glenmark Pharmaceuticals, Inc. and TAGI Pharma. Elite operates a cGMP and DEA registered facility for research, development, and manufacturing located in Northvale, NJ. For more information, visit www.elitepharma.com.

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, those related to the effects, if any, on future results, performance or other expectations that may have some correlation to the subject matter of this press release. Readers are cautioned that such forward-looking statements involve, without limitation, risks, uncertainties and other factors not under the control of Elite, which may cause actual results, performance or achievements of Elite to be materially different from the results, performance or other expectations that may be implied by these forward-looking statements. These forward-looking statements may include statements regarding the expected timing of approval, if at all, of products by the FDA, and the actions the FDA may require of Elite in order to obtain such approvals. These forward-looking statements are not guarantees of future action or performance. These risks and other factors are discussed, without limitation, in Elite's filings with the Securities and Exchange Commission, including its reports on forms 10-K, 10-Q, and 8-K. Elite is under no obligation to update or alter its forward-looking statements, whether as a result of new information, future events or otherwise.

Contact:

For Elite Pharmaceuticals, Inc.

Dianne Will, Investor Relations, 518-398-6222

Dianne@elitepharma.com

www.elitepharma.com